UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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April __, 2008
[Insert Address]
     Re:     Piper Jaffray Companies 2008 Annual Meeting
Dear _______________:
     As we have disclosed in our proxy statement, we presently intend to grant an incremental performance-based award to each member of our Management Committee in 2008. As currently contemplated, this award would cliff vest if the company met a return on adjusted common equity target over a fixed period of time (twelve months), assuming the Management Committee member remains an employee. This award would be forfeited, however, if the performance metric for the company is not met within five years. The Compensation Committee recently determined to set the return on adjusted common equity target at 11%. The target of 11% reflects substantial improvement from our current level, compares favorably within a peer context and is realistic to achieve in the context of our business strategy and risk profile.
     Second, we stated in the proxy statement that we are cognizant of and sensitive to shareholder concerns about dilution, and we have repurchased 4,539,004 shares of common stock to offset awards of approximately 3,941,646 shares over the last four years. To address concerns regarding dilution from the Incentive Plan in future periods, we announced today that our Board of Directors has authorized a share repurchase in the amount of $100 million to expire on June 30, 2010.
     We believe that our proposal to amend and restate our Incentive Plan to increase the available shares by one million is critical to Piper Jaffray’s future success. The Board of Directors recommends that you vote for this proposal, and we ask that you please vote your shares accordingly. Thank you for your consideration.
Sincerely,
Jennifer A. Olson-Goude
Head of Investor Relations
612-303-6277